Exhibit 99.1

Altaba Inc.

Consolidated Statement of Assets and Liabilities

As of March 31, 2022 (unaudited)

($ in thousands, except per share amounts)

ASSETS
Dividend receivable	$59
Unaffiliated investments at fair value (cost $2,616,688)	2,615,301
Interest receivable	360
Income tax receivable	746,229
Other assets	5,835

Total assets	$3,367,784

LIABILITIES
Deferred and other tax liabilities	$12,580
Payable to directors, officers and employees	12,741
Payable to advisor	144
Other liabilities	5,539

Total liabilities	$31,004

Net assets	$3,336,780

Net assets consist of:
Total distributable earnings, net of deferred taxes	$3,336,780

Total net assets	$3,336,780

Shares outstanding	519,511,366
NAV per share	$6.42